Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACTS:   Corporate Contact:            Investor Relations Contact:
            John Carlson, Exec VP & CFO   John Nesbett / Jennifer Belodeau
            480-505-4869                  Institutional Marketing Services (IMS)
                                          203-972-9200

                    Alanco Regains NASDAQ Listing Compliance


(Scottsdale, AZ September 15, 2010) Alanco Technologies, Inc. (NASDAQ: ALAN), today announced that it has received notification from NASDAQ that the Company has regained compliance with the minimum $1.00 per share bid price requirement for continued listing, and further, that the Company complies with all other applicable standards for continued listing of its securities on The NASDAQ Stock Market.

On August 27, 2010, the Company effected a 1 for 8 reverse stock split. The reverse split automatically converted eight shares of Alancos common stock into one new share of common stock. The reverse split will reduce the number of shares of outstanding common stock from approximately 41.7 million to approximately 5.2 million. The reverse stock split will also have a proportionate effect on any outstanding preferred stock, options and warrants. The number of authorized shares will remain unchanged at 75,000,000 shares.

As previously disclosed, following a hearing before a NASDAQ Listing Qualifications Panel (the Panel), the Panel determined to continue the Companys listing subject to the condition that, on or before September 13, 2010, the Company must have evidenced a closing bid price of $1.00 per share or more for at least ten consecutive trading days. Following the August 27, 2010 reverse stock split, on September 10, 2010, the Companys closing bid price exceeded the $1.00 per share threshold for the requisite ten days period, satisfying the Panels condition.

Alancos shares will continue to trade on NASDAQ under the symbol ALAND until the close of trading on September 24, 2010, at which point the fifth character D will drop off and the symbol will revert to ALAN. In accordance with NASDAQ requirements, the fifth character D was added to Alancos trading symbol to indicate that a reverse stock split has occurred.

Alanco Technologies, Inc. provides wireless monitoring and asset management solutions through its StarTrak Systems subsidiary. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or Reefer segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. For more information, visit the Alanco website at www.alanco.com or StarTrak Systems at www.startrak.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANYS PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANYS STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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